                                                                    EXHIBIT 4.4


                                      NOTE


$45,000,000.00                    Houston, Texas                 August 12, 1996


         FOR VALUE RECEIVED, the undersigned, Mariner Energy, Inc., a Delaware corporation ("Maker"), promises to pay to the order of NationsBank of Texas, N.A. ("Payee"), at the offices of NationsBank of Texas, N.A., as Agent (herein so called), at 700 Louisiana, 8th Floor, Houston, Texas 77002, for Payee, the principal sum of Forty-Five Million and No/100 Dollars ($45,000,000.00), or so much thereof as may be advanced and outstanding, together with interest, as hereinafter described.

         This Note has been executed and delivered pursuant to, and is subject to and governed by, the terms of that certain Credit Agreement dated as of June 28, 1996 among Maker, Payee, Agent, and the other Banks named therein, as amended by that certain First Amendment to Credit Agreement of even date herewith among Maker, Agent, Co-Agent, Payee and the other Banks named therein (said Credit Agreement, as amended and as it may be hereafter renewed, extended, amended, or supplemented, is referred to herein as the "Agreement"), and this
Note is one of the "Notes" referred to therein. Unless otherwise defined herein or unless the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Agreement.

         Maker also promises to pay interest on the unpaid principal amount hereof in like money at the offices of Agent above referenced from the date hereof at the rates applicable to amounts outstanding under the Loan provided in the Agreement and on the dates specified in the Agreement.

         The principal balance of this Note shall be paid at the times and in the amounts required by the Agreement. The entire outstanding principal balance hereof and all accrued but unpaid interest thereon shall be due and payable in full on the Maturity Date.

         Upon and subject to the terms and conditions of the Agreement, Maker shall be entitled to prepay the principal of or interest on this Note from time to time and at any time, in whole or in part.

         Upon the occurrence and continuance of an Event of Default, and upon the conditions stated in the Agreement, Agent may, at its option, and shall, to the extent required in accordance with the terms of the Agreement, declare the entire unpaid principal of and accrued interest on this Note immediately due and payable (provided that, upon the occurrence of certain Events of Default, and upon the conditions stated in the Agreement, such acceleration shall be automatic), without notice (except as otherwise required by the Agreement), demand, or presentment, all of which are hereby waived, and the holder hereof shall have the right to offset against this Note any sum or sums owed by the holder hereof to Maker. All past-due principal of and, to the extent permitted by law, accrued interest on this Note shall, at the option of the holder hereof, bear interest at the lesser of (a) the Maximum Lawful Rate or (b) the Adjusted Base Rate plus 4% per annum until paid from the due date.

         Notwithstanding the foregoing, if at any time, any rate of interest calculated under Section 2.5 of the Agreement (the "Contract Rate") exceeds the Maximum Lawful Rate, the rate of interest hereunder shall be limited to the Maximum Lawful Rate, but any subsequent reductions in the Contract Rate shall not reduce the rate of interest on this Note below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued (including the amount of interest which would have accrued prior to the payment or prepayment of any portion of this Note) if the Contract Rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of this Note, the total amount of interest paid or accrued on this Note is less than the amount of interest which would have accrued if the Contract Rate had at all times been in effect with respect thereto, then at such time the Maker shall pay to the holder of this Note an amount equal to the difference between (a) the lesser of the amount of interest which would have accrued if the Contract Rate had at all times been in effect and the amount of interest which would have accrued if the Maximum Lawful Rate had at all times been in effect, and (b) the amount of interest actually paid or accrued on this Note.

         THIS NOTE HAS BEEN EXECUTED AND DELIVERED IN THE STATE OF TEXAS, IS PAYABLE IN THE STATE OF TEXAS, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

                                  MARINER ENERGY, INC.,
                                  a Delaware corporation



                                  By: /s/ ROBERT E. HENDERSON
                                     -------------------------------------------
                                  Its: President and Chief Executive Officer
                                      ------------------------------------------


                                        2